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                                 HARTFORD LIFE

MATURITY DATE EXTENSION RIDER

The policy to which this rider is attached will continue in force after the scheduled Maturity Date subject to the conditions stated in this rider.

CONDITIONS

(a) The policy and this rider must be in force on the scheduled Maturity Date.

(b) The Owner including any assignee must agree In Writing to this continuation.

If any of the above conditions are not met, the policy, if still in force, will terminate on the scheduled Maturity Date.

After the scheduled Maturity Date:

       1.   The Death Benefit will be reduced to the Account Value;

       2. The Account Value, if any, will continue to be valued as described in the policy;

       3. Any policy loans in effect on the Maturity Date will continue to accrue interest and become part of any Indebtedness;

       4.   We will take no future monthly deductions;

       5.   We will not accept any new future premium payments.

GENERAL PROVISIONS

This rider is part of the policy to which it is attached. Except where this rider provides otherwise, it is subject to all conditions and limitations of such policy.

The Date of Issue of this rider is the same as that of the policy unless a different date is shown on Page 3 of the policy. The Rider Date is the same as the Policy Date unless a different date is shown on Page 3 of the policy.

TERMINATION

To terminate this rider, notify Us In Writing. Otherwise, it will continue until the earliest of the following:

       (a)  the end of the grace period for the policy; or

       (b) the date the policy terminates.

Unless requested, all other riders attached to the policy will deem to have terminated at the scheduled Maturity Date.

Signed for the HARTFORD LIFE INSURANCE COMPANY

    /s/ Christine Hayer Repasy                /s/ Thomas M. Marra
    -----------------------------------       ---------------------------------
    CHRISTINE HAYER REPASY, SECRETARY         THOMAS M. MARRA, PRESIDENT